UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2024
Latch, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39688	85-3087759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1220 N Price Road, Suite 2, Olivette, MO 63132
(Address of principal executive offices, Including Zip Code)

(314) 200-5218
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LTCH	N/A (OTC Expert Market)
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	LTCHW	N/A (OTC Expert Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02    Termination of a Material Definitive Agreement.
On May 15, 2023, Latch, Inc. (the “Company”) and certain subsidiaries entered into an Agreement and Plan of Merger with Honest Day’s Work, Inc. (“HDW”), pursuant to which the Company acquired HDW (the “Acquisition”).
As partial consideration for the Acquisition, the Company issued to certain of HDW’s stockholders (the “Holders”) $22.0 million aggregate principal amount of unsecured promissory notes (the “Promissory Notes”). The Promissory Notes accrued paid-in-kind interest at a rate of 10% per annum and were scheduled to mature on July 3, 2025, unless earlier accelerated in connection with an event of default or change of control of the Company. In addition, the Company had the right to prepay the Promissory Notes at any time prior to maturity without penalty.
Under the Promissory Notes as originally agreed upon, the delisting of the Company’s common stock from The Nasdaq Stock Exchange LLC (a “Delisting”) as of April 15, 2024 (the “Reference Date”) constituted an event of default. As the Company disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2024 (the “Previous Report”), the Company and Holders of a majority of the outstanding principal amount of the Promissory Notes agreed to amend the Reference Date to May 3, 2024.
As further disclosed in the Previous Report, the Company and the Holders were negotiating additional amendments to the Promissory Notes. However, the parties were unable to reach a mutual agreement on such amendments. Accordingly, to minimize the accrual of interest, the Company elected to prepay the Promissory Notes.
On April 26, 2024, the Company repaid the Promissory Notes in full without penalty. The Company paid an aggregate of $23.9 million in principal and accrued interest to the Holders. The Company had received $8.0 million in cash as part of the Acquisition.
Item 7.01.    Regulation FD Disclosure.
As of March 31, 2024, the Company’s total cash and cash equivalents and current and non-current available-for-sale securities was approximately $148.3 million. Assuming the repayment of the Promissory Notes had occurred on March 31, 2024, the Company’s total cash and cash equivalents and current and non-current available-for-sale securities as of such date would have been $124.4 million.
The amounts shown in the preceding paragraph are unaudited and do not account for any current or non-current liabilities, including but not limited to deferred revenue, accrued liabilities, accounts payable, litigation reserves or any negative cash flow after March 31, 2024. The total amount of these impacts cannot be determined until the Company’s ongoing restatement of its historical financial statements (the “Restatement”) is complete. Readers should not make an investment decision solely based on the financial information contained in this report because this report does not provide a complete view of the Company’s current financial position. The Company intends to provide its comprehensive financial position in connection with completion of the Restatement, and readers should review such information when available. The Company assumes no obligation to update or revise these amounts, whether as a result of new information, future events or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC.
The information set forth in Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Latch, Inc.

Date:	April 26, 2024	By:	/s/ Priyen Patel
		Name:	Priyen Patel
		Title:	Senior Vice President and General Counsel